Exhibit 99

Trico Marine Completes Sale of North Sea Vessel and Sale of Interest In Brazilian Vessel Construction Project

            HOUSTON, Sept. 16 /PRNewswire-FirstCall/ -- Trico Marine Services, Inc. (Nasdaq:  TMAR - News) announced that it is continuing to make progress executing its liquidity enhancement plan. The Company completed the sale of one of its largest North Sea vessels for NOK 263.5 million, approximately $35.5 million. In addition, the company completed the sale of its Brazilian AHTS newbuild project for approximately $17.3 million. The Company recovered all of its direct vessel costs related to the project. As a result of the sale of its interest in the Brazilian AHTS newbuild project, the Company will no longer be liable for the remaining progress payments required to complete the vessel. Proceeds from the sales will be used to provide working capital and reduce the Company's outstanding bank debt.

            "The closing of the sales of these vessels marks another significant step in our plans to improve liquidity and strengthen our balance sheet," said Thomas E. Fairley, President and Chief Executive Officer. "We will continue to strive to improve Trico's financial condition to ensure the long-term success of the Company."

            Trico Marine provides marine support services to the oil and gas industry, primarily in the Gulf of Mexico, the North Sea and Latin America. The services provided by the Company's diversified fleet of vessels include the marine transportation of drilling materials, supplies and crews and support for the construction, installation, and maintenance and removal of offshore facilities. Trico has principal offices in Houma, Louisiana, and Houston, Texas. Visit our website at www.tricomarine.com ..

            Certain statements in this press release that are not historical fact may be "forward looking statements." Actual events may differ materially from those projected in any forward-looking statement. There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such statements. A description of risks and uncertainties attendant to Trico Marine Services, Inc. and its industry and other factors that could affect the Company's financial results are included in Trico's Securities and Exchange Commission filings.